As filed with the Securities and Exchange Commission on November 5, 2026

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTERNATIONAL SEAWAYS, INC.

(Exact name of registrant as specified in its charter)

Marshall Islands (State or other jurisdiction of incorporation or organization)		98-0467117 (I.R.S. Employer Identification No.)
600 Third Avenue, 39th Floor New York, New York 10016 (212) 578-1600 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James D. Small III, Esq.

Chief Administrative Officer, Senior Vice President,

Secretary and General Counsel

600 Third Avenue, 39th Floor, New York, New York 10016

(212) 578-1600

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

(Copies of all communications, including communications sent to agent for service)

John L. Robinson, Esq.

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, New York 10019

(212) 403-1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

PROSPECTUS

Up to 1,624,036 Shares

INTERNATIONAL SEAWAYS, INC.

Common Stock

This prospectus relates to the resale from time to time by certain selling stockholders named in this prospectus of up to 1,624,036 shares of the common stock, no par value, including the related rights to purchase (our “common stock”) of International Seaways, Inc. (the “Company,” “we,” “our” or “us”). Please see “Selling Stockholders” for more information about the selling stockholders. See “Plan of Distribution” for more information about how the selling stockholders may sell or dispose of their shares of our common stock covered by this prospectus. We will pay the expenses related to the registration of the securities covered by this prospectus. The selling stockholders will pay any discounts and commissions associated with their sale of securities pursuant to this prospectus. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

You should read this prospectus, any prospectus supplement and the risk factors incorporated by reference herein or included in any prospectus supplement carefully before you invest in our securities.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “INSW.” The last reported sale price of our common stock on the NYSE on November 4, 2026 was $99.36 per share.

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 3 of this prospectus and in any applicable prospectus supplement and in the documents we file with the Securities and Exchange Commission before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 5, 2026.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using an automatic “shelf” registration process. By using a shelf registration statement, any selling stockholders to be named in this prospectus or in any supplement to this prospectus may, from time to time, sell shares of our common stock in one or more offerings.

You should rely only on the information contained in or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in any applicable prospectus supplement. You should read in their entirety both this prospectus and any accompanying prospectus supplement, together with the additional information described under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” before deciding to invest in any of the securities being offered.

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference herein is accurate as of any date other than the date on the front of each document, regardless of the time of delivery of this prospectus, any accompanying prospectus supplement or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since such date. Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus.

In this prospectus, unless otherwise specified or the context otherwise requires, we use the terms “the Company,” “INSW,” “we,” “our” and “us” to refer to International Seaways, Inc., a Marshall Islands corporation, and its consolidated subsidiaries. References to “International Seaways, Inc.” refer only to International Seaways, Inc. on an unconsolidated basis, except where the context may require otherwise.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. As a result, it may not contain all the information that may be important to you in, or that you should consider before making a decision as to whether or not to invest in our securities, and is qualified in its entirety by the more detailed information included in and incorporated by reference into this prospectus. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and the documents incorporated by reference herein, which are described under “Incorporation of Certain Documents by Reference,” before making an investment decision. For a more complete description of our business as of the date of this prospectus, see the “Business” section of our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 26, 2026 (Commission File No. 001-37836) (the “Form 10-K”) and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026, June 30, 2026 and September 30, 2026, filed with the SEC on May 7, 2026, August 10, 2026 and November 5, 2026, respectively, as well as any subsequently filed Quarterly Report on Form 10-Q and Current Reports on Form 8-K, each of which is incorporated by reference herein.

A glossary of shipping terms that should be used as a reference when reading this prospectus and the documents incorporated by reference herein can be found in the Form 10-K.

Our Company

The Company, incorporated in 1999, and its wholly owned subsidiaries own and operate a fleet of oceangoing vessels engaged primarily in the transportation of crude oil and petroleum products in the International Flag trade. Our vessel operations are organized into two segments: Crude Tankers and Product Carriers. At September 30, 2026, the Company’s operating fleet consisted of 65 wholly-owned or lease financed oceangoing vessels, consisting of VLCC, Suezmax and Aframax crude tankers, as well as LR2, LR1 and MR product carriers. In addition to our operating fleet, four LR1 newbuilds are scheduled for delivery to the Company between the third and fourth quarters of 2028, bringing the total operating and newbuild fleet as of September 30, 2026 to 69 vessels. In addition to the Company’s operating fleet, Tankers International Suezmax Limited, a variable interest entity that is consolidated by the Company, has three Suezmax tankers time chartered-in from a third-party under its pool participation agreement as of September 30, 2026. Separately, in conjunction with the acquisition of Bruton Limited (“Bruton”) described under “Recent Developments” below, the Company acquired one 2026-built, scrubber-fitted, dual-fuel (LNG) VLCC and three VLCC newbuildings scheduled for delivery between November 2026 and October 2027. The Marshall Islands is the principal flag of registry of our vessels.

Our ultimate customers, including those of the commercial pools in which we participate, include major independent and state-owned oil companies, oil traders, refinery operators and international government entities. We generally charter our vessels to customers either for specific voyages at spot rates through the services of pools in which the Company participates, or for specific periods of time at fixed daily rates through time charters or bareboat charters. Spot market rates are highly volatile, while time charter and bareboat charter rates provide more predictable streams of time charter equivalent revenues because they are fixed for specific periods of time.

Recent Developments

On November 2, 2026, we completed the acquisition of Bruton, pursuant to the Transaction Agreement, dated as of October 16, 2026 (the “Transaction Agreement”), by and among the Company, Bravo Ltd., an exempted company limited by shares incorporated under the laws of Bermuda and indirect wholly owned subsidiary of the Company (“Merger Sub”), and Bruton. Pursuant to the terms of the Transaction Agreement, the Company acquired Bruton through the merger of Merger Sub with and into Bruton, with Bruton surviving the merger as an indirect wholly owned subsidiary of the Company (the “Merger”). Please see “Selling Stockholders” for details regarding the Exchange and Support Agreements we entered into, on the same date as the Transaction Agreement, with certain shareholders of Bruton.

As a result of the Merger, among other things, (i) each of Bruton’s outstanding common shares, $0.10 par value per share (the “Bruton Common Shares”), (other than certain excluded shares) held by a holder of more than 10,000 Bruton Common Shares was converted into the right to receive 0.05190 shares of our common stock, and cash in lieu of any fractional shares of our common stock, and (ii) each outstanding Bruton Common Share (other than certain excluded shares) held by a holder of 10,000 or fewer Bruton Common Shares received cash consideration of $6.3044 per share.

Company Information

Our executive offices are located at 600 Third Avenue, 39th Floor, New York, New York 10016, and our telephone number is (212) 578-1600. Our Internet website address is www.intlseas.com. Information on, or accessible through, our website is not incorporated into, nor should it be considered part of, this prospectus or any applicable prospectus supplement, except as and solely to the extent otherwise provided herein or therein. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the specific risks described under the heading “Risk Factors” in any applicable prospectus supplement and in the documents incorporated by reference into this prospectus, including our most recently filed Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, before making an investment decision. If any of the risks described in these documents actually materializes, our business, financial condition, results of operations and prospects could be materially adversely affected. As a result, the value of our securities could decline and you could lose part or all of your investment. The risks described below are not the only ones we face. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to Our Common Stock

The market price of our securities may fluctuate significantly following the offering, and you could lose all or part of your investment as a result.

Our common stock is listed on the NYSE. The price of our common stock may fluctuate substantially. You may not be able to resell your common stock at or above the price you paid for such securities due to a number of factors, some of which are beyond our control. These risks include those described or referred to in this “Risk Factors” section, under “Cautionary Note Regarding Forward-Looking Statements,” and in other documents incorporated herein by reference, as well as, among other things: fluctuations in our operating results; activities of and results of operations of our competitors; changes in our relationships with our customers or our vendors; changes in business or regulatory conditions; changes in our capital structure; any announcements by us or our competitors of significant acquisitions, strategic alliances or joint ventures; additions or departures of key personnel; investors’ general perception of us; failure to meet market expectations; future sales of our securities by us and our directors, executives and significant stockholders; changes in domestic and international economic and political conditions; our ability to realize the anticipated benefits from the recently completed Bruton acquisition; and other events or factors, including those resulting from natural disasters, war, acts of terrorism or responses to these events. Any of the foregoing factors could also cause the price of our common stock to fall and may expose us to securities class action litigation. Any securities class action litigation could result in substantial costs and the diversion of management’s attention and resources.

Any of the foregoing factors could also cause the price of our common stock to fall and may expose us to securities class action litigation. In addition, the stock market has recently experienced volatility that, in some cases, has been unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the price and/or trading volume of shares of our common stock could decline.

The trading market for shares of our common stock depends, in part, on the research and reports that securities or industry analysts publish about us and our business. If too few analysts commence and maintain coverage of us, the trading price for our shares might be adversely affected. Similarly, if analysts publish inaccurate or unfavorable research about our business, the price and/or trading volume of shares of our common stock could decline.

Our limited duration Second Amended and Restated Stockholders Rights plan dated as of April 6, 2026 (the “Second Amended and Restated Rights Plan”), also known as a “poison pill”, may discourage, delay or prevent a change of control of the Company or changes in our management and, therefore, depress the market price of the Company’s common stock.

The Second Amended and Restated Rights Plan is intended to enable all Company stockholders to realize the long-term value of their investment in the Company. The Second Amended and Restated Rights Plan reduces the likelihood that any person or group gains control of the Company through open market accumulation, or other tactics potentially disadvantaging the interests of all stockholders, without paying all stockholders an appropriate control premium or providing the Company’s Board of Directors sufficient time to make informed decisions in the best interests of all stockholders. While the Second Amended and Restated Rights Agreement was effective immediately, the Rights become exercisable only if a person or group acquires beneficial ownership, as defined in the Rights Agreement, of 20% or more of the Company’s common stock in a transaction not approved by the Company's Board of Directors. In that situation, each holder of a Right (other than the acquiring person or group) will have the right to purchase, upon payment of the then-current exercise price, a number of shares of Company common stock having a market value of twice the exercise price of the Right. In addition, at any time after a person or group acquires 20% or more of the Company’s common stock (unless such person or group acquires 50% or more), the Company’s Board of Directors may exchange one share of the Company’s common stock for each outstanding Right (other than Rights owned by such person or group, which would have become null and void). The Second Amended and Restated Rights Plan is not intended to interfere with any transaction that the Board of Directors determines is in the best interests of stockholders, nor does the Second Amended and Restated Rights Plan prevent the Board of Directors from considering any proposal. The Second Amended and Restated Rights Plan will expire on April 8, 2029, subject to earlier termination by the Company’s Board of Directors if the Board determines that market and other conditions warrant.

Notwithstanding the foregoing advantages provided by the Second Amended and Restated Rights Plan to the interests of all stockholders, the Second Amended and Restated Rights Plan, while in effect, may depress the market price of the Company’s common stock by acting to discourage, delay or prevent a change of control of the Company or changes in the management of the Company that the stockholders of the Company may deem advantageous.

Future offerings of our debt or equity securities may materially adversely affect the share price, and future capitalization measures could lead to substantial dilution of our existing stockholders’ interests.

We may seek to raise equity through the issuance of new shares or convertible or exchangeable bonds to finance future organic growth or acquisitions. Increasing the number of issued shares would dilute the ownership interests of existing stockholders. Stockholders’ ownership interests could also be diluted if other companies or equity interests in companies are acquired in exchange for new shares of our common stock to be issued and if our Board of Directors makes grants of equity awards to our directors, officers and employees pursuant to any equity incentive or compensation plan, any such grants would also cause dilution. Because the sales of the shares offered hereby will be made directly into the market or in negotiated transactions, the prices at which we sell these shares will vary and these variations may be significant. Purchasers of the shares we sell, as well as our existing stockholders, will experience significant dilution if we sell shares at prices significantly below the price at which they invested.

We may not continue to pay cash dividends on our common stock.

During 2025, 2024 and 2023, we paid cash dividends totaling $144.6 million or $2.93 per share, $284.4 million or $5.77 per share, and $308.2 million or $6.29 per share, respectively. Additionally, in the first quarter of 2026, we paid a cash dividend of $2.15 per share. In the second quarter of 2026, we paid a cash dividend of $4.55 per share, and, in the third quarter of 2026, we paid a cash dividend of $5.05 per share. On November 3, 2026, we announced a cash dividend of $5.05 per share to be paid on December 23, 2026 to stockholders of record as of December 9, 2026. Any future determinations to pay dividends on our common stock will be at the discretion of our Board of Directors and will depend upon many factors, including our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors our Board of Directors may deem relevant. The timing, declaration, amount and payment of any future dividends will be at the discretion of our Board of Directors. We have no obligation to, and may not be able to, declare or pay dividends on our common stock. If we do not declare and pay dividends on our common stock, our share price could decline.

We are a holding company and depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations or pay dividends.

We are a holding company, and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our subsidiaries. As a result, our ability to satisfy our financial obligations or pay dividends depends on our subsidiaries and their ability to distribute funds to us. In addition, the terms of certain of our financing agreements restrict the ability of certain of those subsidiaries to distribute funds to us.

Some provisions of Marshall Islands law and our governing documents could discourage a takeover that stockholders may consider favorable, or otherwise influence our ability to consummate a change of control.

Marshall Islands law and provisions contained in our amended and restated articles of incorporation (“Amended and Restated Articles of Incorporation”) and amended and restated by-laws (“Amended and Restated By-Laws”) could have the effect of delaying, deferring or preventing a change of control of us. In addition, these provisions could make it more difficult to bring about a change in the composition of our Board of Directors. For example, our Amended and Restated Articles of Incorporation and Amended and Restated By-Laws:

•	give the sole ability to then-current members of our Board of Directors to fill a vacancy on the Board of Directors;

•	require the affirmative vote of two-thirds or more of the combined voting power of the outstanding shares of our capital stock in order to amend or repeal certain provisions of our Amended and Restated Articles of Incorporation and Amended and Restated By-Laws; and

•	establish advance notice requirements for nomination for elections to our Board of Directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

These and other provisions of our organizational documents and Marshall Islands law may have the effect of delaying, deferring or preventing changes of control or changes in management, even if such transactions or changes would have significant benefits for our stockholders. See “Description of Capital Stock.” As a result, these provisions could limit the price some investors might be willing to pay in the future for shares of our common stock.

We are incorporated in the Marshall Islands, which does not have a well-developed body of corporate case law or bankruptcy law and, as a result, stockholders may have fewer rights and protections under Marshall Islands law than under a typical jurisdiction in the United States.

Our corporate affairs are governed by our Amended and Restated Articles of Incorporation and Amended and Restated By-Laws and by the Marshall Islands Business Corporations Act (the “BCA”). The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Stockholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our stockholders may have more difficulty in protecting their interests in the face of actions by management, directors or controlling stockholders than would stockholders of a corporation incorporated in a U.S. jurisdiction. In addition, the Marshall Islands does not have a well-developed body of bankruptcy law. As such, in the case of a bankruptcy involving us, there may be a delay of bankruptcy proceedings and the ability of securityholders and creditors to receive recovery after a bankruptcy proceeding, and any such recovery may be less predictable.

It may be difficult to serve process on or enforce a United States judgment against us, our officers and our directors because we are a foreign corporation.

We are a corporation formed in the Marshall Islands. In addition, a substantial portion of our assets are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or our directors and officers, including in actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands or of the non-U.S. jurisdictions in which our offices are located would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus and the documents incorporated by reference herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All such statements other than statements of historical facts should be considered forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts, and you can often identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “target,” “projects,” “forecasts,” “shall,” “contemplates” or the negative version of those words or other comparable words. Such forward-looking statements represent our reasonable expectation with respect to future events or circumstances based on various factors and are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors, many of which are beyond our control, that could cause our actual results to differ materially from those indicated in these statements. You should not place undue reliance on any forward-looking statements and should consider the following factors, as well as the factors discussed elsewhere in this prospectus, including under “Risk Factors,” when reviewing such statements. We believe that these factors include, but are not limited to:

•	the highly cyclical nature of INSW’s industry;

•	fluctuations in the market value of vessels;

•	declines in charter rates, including spot charter rates or other market deterioration;

•	an increase in the supply of vessels without a commensurate increase in demand;

•	the impact of adverse weather and natural disasters;

•	the adequacy of INSW’s insurance to cover its losses, including in connection with maritime accidents or spill events;

•	constraints on capital availability;

•	changing economic, political and governmental conditions in the United States and/or abroad and general conditions in the oil and natural gas industry;

•	the effect of an increase in trade protectionism, including tariffs, and potential fees on vessels entering U.S. ports that were constructed in China or are owned or operated by a Chinese entity, and potential fees on vessels entering Chinese ports that were not constructed in China and that are owned or operated by a U.S. controlled entity;

•	the impact of changes in fuel prices;

•	acts of piracy on ocean-going vessels;

•	terrorist attacks and seizures and active international hostilities and instability, including attacks against merchant vessels in the Arabian Gulf and Strait of Hormuz by Iran, and in the Red Sea and the Gulf of Aden by Iran-backed Houthi militants based in Yemen, as well as hostilities involving Iran, the United States and Israel;

•	the war between Russia and Ukraine;

•	the impact of public health threats and outbreaks of other highly communicable diseases;

•	the effect of the Company’s indebtedness on its ability to finance operations, pursue desirable business opportunities and successfully run its business in the future;

•	an event occurs that causes the rights issued under the Second Amended and Restated Rights Agreement adopted by the Company on April 9, 2026 to become exercisable;

•	the Company’s ability to generate sufficient cash to service its indebtedness and to comply with debt covenants;

•	the Company’s ability to make capital expenditures to expand the number of vessels in its fleet, and to maintain all of its vessels and to comply with existing and new regulatory standards;

•	the availability and cost of third-party service providers for technical and commercial management of the Company’s fleet;

•	the Company’s ability to renew its time charters when they expire or to enter into new time charters;

•	termination or change in the nature of the Company’s relationship with any of the commercial pools in which it participates and the ability of such commercial pools to pursue a profitable chartering strategy;

•	competition within the Company’s industry and INSW’s ability to compete effectively for charters with companies with greater resources;

•	the loss of a large customer or significant business relationship;

•	the Company’s ability to realize benefits from its past acquisitions or acquisitions or other strategic transactions it may make in the future;

•	increasing operating costs and capital expenses as the Company’s vessels age, including increases due to limited shipbuilder warranties or the consolidation of suppliers;

•	the Company’s ability to replace its operating leases on favorable terms, or at all;

•	changes in credit risk with respect to the Company’s counterparties on contracts;

•	the failure of contract counterparties to meet their obligations;

•	the compliance by shipyards that are constructing the Company’s newbuild vessels with their obligations under the shipbuilding contracts;

•	the Company’s ability to attract, retain and motivate key employees;

•	work stoppages or other labor disruptions by employees of INSW or other companies in related industries;

•	unexpected drydock costs;

•	the potential for technological innovation to reduce the value of the Company’s vessels and charter income derived therefrom;

•	the impact of an interruption in or failure of the Company’s information technology and communication systems upon the Company’s ability to operate;

•	seasonal variations in INSW’s revenues;

•	government requisition of the Company’s vessels during a period of war or emergency;

•	the Company’s compliance with complex laws, regulations and in particular, environmental laws and regulations, including those relating to ballast water treatment and the emission of greenhouse gases and air contaminants, including from marine engines;

•	legal, regulatory or market measures to address climate change, including proposals to restrict emissions of greenhouse gases and other sustainability initiatives;

•	increasing scrutiny and changing expectations from investors, lenders, and other market participants with respect to our sustainability and governance policies;

•	any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 or other applicable regulations relating to bribery or corruption;

•	the impact of litigation, government inquiries and investigations;

•	governmental claims against the Company;

•	the arrest of INSW’s vessels by maritime claimants;

•	changes in laws, including governing tax laws, treaties or regulations, including those relating to environmental and security matters;

•	changes in worldwide trading conditions, including the impact of tariffs, trade sanctions, boycotts and other restrictions on trade;

•	our ability to realize the anticipated benefits from the recently completed Bruton acquisition; and

•	pending and future tax law changes may result in significant additional taxes to INSW.

The factors identified above should not be construed as an exhaustive list of factors that could affect our future results, and should be read in conjunction with the other cautionary statements that are included elsewhere in this prospectus. The forward-looking statements made in this prospectus are made only as of the date of this prospectus. The forward-looking statements made in documents incorporated by reference into this prospectus are made only as of the date of such documents. The forward-looking statements made in any accompanying prospectus supplement are made only as of the date of such document. We do not undertake any obligation to publicly update or review any forward-looking statement except as required by law, whether as a result of new information, future developments or otherwise. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this prospectus that could cause actual results to differ before making an investment decision to purchase our securities. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

You should refer to our periodic and current reports filed with the SEC for further information on other factors that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock to be offered by the selling stockholders pursuant to this prospectus. The selling stockholders will pay any selling commissions and stock transfer taxes or any other expenses incurred by the selling stockholders in connection with the sale of the shares of common stock. We will bear the fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration, filing, and printing fees and expenses, and fees and expenses of our counsel and our independent registered public accounting firm.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of material U.S. federal income tax considerations that are likely to be relevant to the purchase, ownership and disposition of our common stock by a U.S. Holder (as defined below).

This discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial interpretations thereof, in force as of the date hereof. Those authorities may be changed or differently interpreted at any time, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

This discussion is for general informational purposes only and does not constitute tax advice. This discussion is not a comprehensive discussion of all of the tax considerations that may be relevant to a particular investor’s decision to purchase, hold, or dispose of our common stock. In particular, this discussion is directed only to U.S. Holders that hold our common stock as a capital asset within the meaning of Section 1212 of the Code (generally property held for investment) and does not address particular tax consequences that may be applicable to U.S. Holders who may be subject to special tax rules, such as banks, certain former U.S. citizens or long-term residents of the United States, brokers or dealers in stocks, securities, commodities or currencies, traders in securities electing to mark to market, financial institutions, insurance companies, tax-exempt entities, governments or governmental organizations, real estate investment trusts, regulated investment companies, entities or arrangements that are treated as partnerships for U.S. federal income tax purposes (or partners therein) or other pass-through entities (including S Corporations) (or owners thereof), holders that own or are treated as owning 10% or more of our common stock by vote or value, persons holding our common stock as part of a hedging or conversion transaction or a straddle or other risk reduction transaction, or persons whose functional currency is not the U.S. dollar.

This discussion addresses only U.S. federal income tax consequences, and does not address consequences arising under state, local or foreign tax laws, any alternative minimum tax, the Medicare tax on net investment income, the Foreign Account Tax Compliance Act of 2010 (including the regulations and other administrative guidance promulgated thereunder and intergovernmental agreements entered pursuant thereto or in connection therewith) or under special timing rules prescribed under section 451(b) of the Code.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our common stock that is (i) a citizen or resident of the United States; (ii) a U.S. corporation or other entity or arrangement taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if (a) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), have the authority to control all of the substantial decisions of the trust, or (b) it has a valid election in place under applicable regulations to be treated as a U.S. person for U.S. federal income tax purposes.

You should consult your own tax advisors about the consequences of the acquisition, ownership, and disposition of our common stock, including the relevance to your particular situation of the considerations discussed below and any consequences arising under foreign, state, local or other tax laws.

Tax Treatment of Dividends

Subject to the discussion below under “—Passive Foreign Investment Company Status,” the gross amount of any distribution of cash or property with respect to our common stock that is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally be includible in your taxable income as ordinary dividend income and will not be eligible for the dividends-received deduction allowed to corporations under the Code.

The U.S. dollar amount of dividends received by an individual with respect to our common stock will be subject to taxation at a preferential rate if the dividends are “qualified dividends.” Subject to certain exceptions for short-term positions, dividends paid on our common stock will generally be treated as qualified dividends if:

•	our common stock is readily tradable on an established securities market in the United States or we are eligible for the benefits of a comprehensive tax treaty with the United States that the U.S. Treasury determines is satisfactory for purposes of this provision and that includes an exchange of information program; and

•	we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a passive foreign investment company (a “PFIC”).

Our common stock is listed on the New York Stock Exchange, and is generally expected to qualify as readily tradable on an established securities market in the United States so long as it is so listed. As discussed in more detail below under “—Passive Foreign Investment Company Status,” based on our financial statements and relevant market and stockholder data, we do not believe that we were a PFIC in our prior taxable year. In addition, based on our financial statements and our current expectations regarding the value and nature of our assets, the sources and nature of our income, the nature of our activities, the market value of our equity, and relevant market and stockholder data, we do not expect to become a PFIC in our current taxable year. However, there can be no assurance that we are not or will not become a PFIC or that dividends paid on our common stock will continue to qualify as “qualified dividends.” Holders should consult their own tax advisors regarding the availability of the reduced dividend tax rate in light of their own particular circumstances.

Dividend distributions with respect to our common stock generally will be treated as “passive category” income from sources outside the United States for purposes of determining a U.S. Holder’s U.S. foreign tax credit limitation.

Taxation of Dispositions of Our Common Stock

Subject to the discussion below under “—Passive Foreign Investment Company Status,” upon a sale, exchange or other taxable disposition of our common stock, a U.S. Holder will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the disposition and the U.S. Holder’s adjusted tax basis in our common stock. Such gain or loss will be capital gain or loss, and will generally be long-term capital gain or loss if our common stock has been held for more than one year at the time of the disposition. Long-term capital gain realized by a U.S. Holder that is an individual generally is subject to taxation at a preferential rate. The deductibility of capital losses is subject to limitations.

Capital gain or loss recognized by a U.S. Holder on the sale or other disposition of our common stock generally will be U.S. source gain or loss for U.S. foreign tax credit purposes.

Passive Foreign Investment Company Status

Special U.S. tax rules apply to investors in companies that are considered to be PFICs. We will be classified as a PFIC in a particular taxable year if, after applying certain look-through rules, either

•	75 percent or more of our gross income for the taxable year is passive income; or

•	the average percentage of the value of our assets that produce or are held for the production of passive income is at least 50 percent.

We refer to assets that produce or are held for the production of passive income as “passive assets.” For purposes of these tests, “passive income” generally includes dividends, interest, gains from the sale or exchange of investment property and rental income and royalties other than rental income and royalties which are received from unrelated parties in connection with the active conduct of a trade or business, as defined in applicable U.S. Treasury regulations. Passive income does not include income derived from the performance of services. Although there is no authority under the PFIC rules that is directly on point, and existing legal authority in other contexts is inconsistent in its treatment of time charter income, we believe that the gross income we derive or are deemed to derive from our time and spot chartering activities is services income, rather than rental income.

Accordingly, we believe that (i) our income from time and spot chartering activities does not constitute passive income and (ii) the assets that we own and operate in connection with the production of that income do not constitute passive assets. Therefore, based on our financial statements and our expectations about the nature and amount of our income, assets and activities, and the market value of our equity, we do not believe we were a PFIC in our prior taxable year and do not expect to be a PFIC in our current taxable year. There is no assurance that the U.S. Internal Revenue Service (the “IRS”) or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, there are uncertainties in the application of the PFIC rules with respect to our business, and the determination as to whether we are a PFIC must be made annually after the close of each taxable year and be based on the facts and circumstances at that time, and is therefore subject to change. Accordingly, there can be no assurance that we will not be a PFIC for any year in which a U.S. Holder holds our common stock.

If we are a PFIC for any taxable year and any entity in which we own or are deemed to own equity interests is also a PFIC (a “Lower-tier PFIC”), a U.S. Holder will be deemed to own a proportionate amount (by value) of the shares of each Lower-tier PFIC and will be subject to U.S. federal income tax according to the rules described in the next paragraph on (i) certain distributions by the Lower-tier PFIC and (ii) dispositions of shares of the Lower-tier PFIC, in each case as if the U.S. Holder held such shares directly, even though the U.S. Holder will not receive any proceeds of those distributions or dispositions.

If we are classified as a PFIC, and you do not make a mark-to-market election as described below, you will be subject to a special tax at ordinary income tax rates on “excess distributions” (generally, any distributions that you receive in a taxable year that are greater than 125 percent of the average annual distributions that you have received in the preceding three taxable years, or your holding period, if shorter), and gain that you recognize on the sale of our common stock. Under these rules (a) the excess distribution or gain will be allocated ratably over your holding period, (b) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income, and (c) the amount allocated to each of the other taxable years will be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit will be imposed with respect to the resulting tax attributable to each such other taxable year. If we are a PFIC for any taxable year during which you own our common stock, we will generally continue to be treated as a PFIC with respect to you for all succeeding years during which you own our common stock, even if we cease to meet the threshold requirements for PFIC status, unless you make a timely “deemed sale” election, in which case any gain on the deemed sale will be taxed under the PFIC rules described above.

You may be able to mitigate some of the unfavorable rules described in the preceding paragraph by electing to mark our common stock to market, provided our common stock is considered “marketable.” Our common stock will be marketable if it is regularly traded on certain qualifying U.S. stock exchanges, including the New York Stock Exchange, or on a foreign stock exchange that meets certain requirements. If you make this mark-to-market election, you will be required in any year in which we are a PFIC to include as ordinary income the excess of the fair market value of our common stock at the end of your taxable year over your basis in such stock. If at the end of your taxable year, your basis in our common stock exceeds its fair market value, you will be entitled to deduct the excess as an ordinary loss, but only to the extent of your net mark-to-market gains from previous years. Your adjusted tax basis in the common stock will be adjusted to reflect any income or loss recognized under these rules. In addition, any gain you recognize upon the sale of our common stock will be taxed as ordinary income in the year of sale and any loss will be treated as an ordinary loss to the extent of your net mark-to-market gains from previous years. Once made, the election cannot be revoked without the consent of the IRS unless our common stock ceases to be marketable. A mark-to-market election cannot be made with respect to any Lower-tier PFIC unless the shares of such Lower-tier PFIC are themselves “marketable.” As a result, if you make a mark-to-market election with respect to our common stock, you could nevertheless be subject to the PFIC rules described in the preceding paragraph with respect to your indirect interest in any Lower-tier PFIC. Prospective investors should consult their own tax advisor regarding the availability and advisability of making a mark-to-market election in their particular circumstances if we are a PFIC for any taxable year.

If we are a PFIC (or treated as a PFIC with respect to you) for any taxable year in which we pay a dividend or the preceding taxable year, the favorable tax rate described above with respect to dividends paid to certain non-corporate U.S. Holders will not apply.

A U.S. Holder that owns an equity interest in a PFIC generally must annually file IRS Form 8621, and may be required to file other IRS forms. A failure to file one or more of these forms as required may toll the running of the statute of limitations in respect of each of your taxable years for which such form is required to be filed. As a result, the taxable years with respect to which you fail to file the form may remain open to assessment by the IRS indefinitely, until the form is filed.

Prospective investors should consult their own tax advisor regarding the potential application of the PFIC rules to an investment in our common stock.

Foreign Financial Asset Reporting

Individual U.S. Holders that own “specified foreign financial assets” with an aggregate value in excess of U.S.$50,000 on the last day of the taxable year, or U.S.$75,000 at any time during the taxable year, are generally required to file an information statement along with their tax returns, currently on IRS Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on objective criteria. U.S. Holders who fail to report the required information could be subject to substantial penalties. In addition, the statute of limitations for assessment of tax would be suspended, in whole or part. Prospective investors are encouraged to consult with their own tax advisors regarding the possible application of these rules, including the application of the rules to their particular circumstances.

Backup Withholding and Information Reporting

Dividends paid to, and proceeds from a sale or other disposition by, a U.S. Holder in respect of our common stock generally may be subject to the information reporting requirements of the Code and may be subject to backup withholding unless the U.S. Holder provides an accurate taxpayer identification number and certifies that such U.S. holder is not subject to backup withholding on an IRS Form W-9 or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is furnished to the IRS in a timely manner.

A holder that is not a “United States person” (as defined in the Code) may be required to comply with certification and identification procedures in order to establish its exemption from information reporting and backup withholding.

The foregoing is a general discussion of certain material U.S. federal income tax consequences that may be relevant to the purchase, ownership and disposition of our common stock under current law, is for general information only, and is not intended to be, and should not be construed as, tax advice. The specific tax consequences of the purchase, ownership and disposition of our common stock to any particular holder will depend on such holder’s particular facts and circumstances and tax status. All holders should consult their own tax advisors as to the particular tax consequences of the purchase, ownership and disposition of our common stock to them, including the application and effect of U.S. federal, state, local, non-U.S. and other tax laws.

NON-UNITED STATES TAX CONSIDERATIONS

The following is a discussion of the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we do not, and we do not expect that we will, conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on payments we make to you with respect to our common stock. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of our common stock, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to our common stock.

Each prospective stockholder is urged to consult its tax counsel or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in our common stock. Further, it is the responsibility of each holder to file all state, local and non-U.S., as well as U.S. federal, tax returns that may be required of it.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by the selling stockholders from time to time of up to an aggregate of 1,624,036 shares of our common stock.

On October 16, 2026, we and International Seaways Operating Corporation Ltd., an exempted company limited by shares incorporated under the laws of Bermuda and a direct wholly owned subsidiary of the Company (“ISOC”), entered into Exchange and Support Agreements (each, an “Exchange Agreement”) with certain shareholders of Bruton (the “Exchanging Holders”), collectively holding Norwegian depositary receipts (“NDRs”) representing approximately 50.5% of the Bruton Common Shares. Pursuant to the Exchange Agreements, the Exchanging Holders exchanged their interests in such Bruton Common Shares (the “Exchanges”) for an aggregate of 1,624,036 shares of our common stock. On October 20 and 21, 2026, the Company and ISOC completed the Exchanges. Also on October 16, 2026, we and Merger Sub entered into the Transaction Agreement with Bruton, pursuant to which, on November 2, 2026, Merger Sub merged with and into Bruton, with Bruton surviving the merger as an indirect wholly owned subsidiary of the Company.

The shares of our common stock issued in the Exchanges were not registered under the Securities Act of 1933, as amended (the “Securities Act”), and were issued in reliance upon the exemption from registration provided by Section 4(a)(2) thereof based in part on the nature of the Exchanges and the representations made by the participating shareholders in the Exchange Agreements. Pursuant to the Transaction Agreement, we agreed to register for resale the shares of common stock offered by the selling stockholders hereby.

The following table sets forth information concerning the shares of common stock that may be offered from time to time by the selling stockholders. The number of shares beneficially owned by each selling stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power. Percentage ownership is based on 51,155,347 shares of common stock outstanding as of November 3, 2026 plus the 969,038 shares of common stock issued pursuant to the Transaction Agreement. For purposes of this table, we have assumed that each selling stockholder will have sold all of its shares of common stock covered by this prospectus upon the completion of the offering. Each selling stockholder listed has sole voting and investment power with respect to the shares beneficially owned by it unless noted otherwise.

The information in the following table has been provided to us by or on behalf of each selling stockholder, and each selling stockholder may have sold, transferred or otherwise disposed of all or a portion of the shares of common stock after the date on which they provided us with information regarding their securities. Each selling stockholder may sell all, some or none of its shares of common stock in this offering. See the section titled “Plan of Distribution.”

	Common Stock Beneficially Owned Before this Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Common Stock Beneficially Owned Upon Completion of this Offering
Selling Stockholder	Number	Percentage	Number	Number	Percentage
Koch Shipping Pte. Ltd.(1)	847,244	1.6%	847,244	—	—
Drew Holdings Ltd.	634,380	1.2%	634,380	—	—
MH Capital AS	126,966	*	126,966	—	—
Jens Martin Arveschoug Jensen	15,446	*	15,446	—	—

*    Less than 1%.

(1)  Koch, Inc. may be deemed to beneficially own the shares of common stock held by Koch Shipping Pte. Ltd. by virtue of Koch, Inc.’s indirect ownership of Koch Shipping Pte. Ltd.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our capital stock, articles of incorporation and by-laws, each as amended and restated, and any references to Republic of the Marshall Islands (the “RMI”) law are not meant to be complete and are subject to, and qualified in their entirety by, reference to our amended and restated articles of incorporation (“Amended and Restated Articles of Incorporation”), a copy of which has been filed as an exhibit to our Current Report on Form 8-K dated December 2, 2016 and is incorporated by reference into the registration statement of which this prospectus forms a part, our amended and restated by-laws (“Amended and Restated By-Laws”), a copy of which has been filed as an exhibit to our Current Report on Form 8-K dated December 2, 2016 and is incorporated by reference into the registration statement of which this prospectus forms a part, our Second Amended and Restated Rights Agreement (“Rights Agreement”) which has been filed as an exhibit to our Current Report on Form 8-K dated April 9, 2026 and is incorporated by reference into the registration statement of which this prospectus forms a part, and to the RMI Business Corporations Act (the “BCA”). See “Where You Can Find More Information.” These descriptions may not contain all of the information that may be important to you and should be read in conjunction with our Amended and Restated Articles of Incorporation, Amended and Restated By-Laws and applicable provisions of the BCA.

Authorized Capitalization

Our authorized capital stock consists of (a) 100,000,000 authorized shares of common stock, no par value (the “common stock”), and (b) 10,000,000 shares of preferred stock, no par value (the “preferred stock”).

As of November 3, 2026, there were 51,155,347 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

The holders of our common stock are entitled to such dividends as our board of directors may declare from time to time from legally available funds, based on the number of shares of common stock then held of record by such holder, subject to the preferential rights of the holders of any shares of preferred stock that we may issue in the future. The holders of our common stock are entitled to one vote per share.

Our Amended and Restated Articles of Incorporation do not provide for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors standing for election, and the holders of the remaining shares are not able to elect any directors. Our Amended and Restated By-Laws provide that directors will be elected by a majority of the shares voting once a quorum is present.

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to claimants and creditors and subject to prior distribution rights of any shares of preferred stock that we may issue in the future. All of the outstanding shares of common stock are fully paid and non-assessable. Holders of our common stock have no preemptive rights, conversion rights or other subscription rights as set out in our Amended and Restated Articles of Incorporation, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

As of November 3, 2026, there were approximately 48 holders of record of our common stock, including Cede & Co. as nominee for DTC.

Preferred Stock

Under our Amended and Restated Articles of Incorporation, our board of directors, without further action by our stockholders, is authorized to issue shares of preferred stock with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as the board of directors shall specify in the resolution or resolutions providing for the issue of such preferred stock, provided that the board of directors may not issue any preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of the Company more difficult or costly, without the affirmative vote of at least a majority of the total voting power of the outstanding shares of our capital stock entitled to vote on such matter, voting as a class. Notwithstanding the foregoing, the preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock and the issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a change of control of us.

Rights to Purchase Common Stock

On May 8, 2022, the Company entered into a shareholder rights plan in the form of a Rights Agreement (the “Rights Agreement”), dated as of May 8, 2022, between the Company and Computershare Trust Company, N.A., as rights agent. In connection with the Rights Agreement, the Company’s Board of Directors authorized and declared a dividend distribution of one right (a “Right”) for each outstanding share of common stock, no par value, of the Company. The dividend was payable on May 19, 2022 to stockholders of record at the close of business on such date. On April 11, 2023, the Company entered into an Amended and Restated Rights Agreement (the “A&R Rights Agreement”), which amended and restated the Rights Agreement, and the Company’s stockholders ratified the adoption of the A&R Rights Agreement at the Company’s 2023 annual meeting of stockholders. Subsequently, on April 9, 2026, the Company entered into a Second Amended and Restated Rights Agreement (the “Second A&R Rights Agreement”), which amended and restated the A&R Rights Agreement, and the Company’s stockholders ratified the adoption of the Second A&R Rights Agreement at the Company’s 2026 annual meeting of stockholders. Each Right entitles the registered holder to purchase from the Company one share of our common stock at a purchase price of $95 per share, subject to adjustment as described in the Second A&R Rights Agreement. The Rights become exercisable only if a person or group acquires beneficial ownership, as defined in the Second A&R Rights Agreement, of 20% or more of the Company’s common stock in a transaction not approved by the Company’s Board of Directors. In that situation, each holder of a Right (other than the acquiring person or group) would have the right to purchase, upon payment of the then-current exercise price, a number of shares of Company common stock having a market value of twice the exercise price of the Right. In addition, at any time after a person or group acquires 20% or more of the Company’s common stock (unless such person or group acquires 50% or more), the Company’s Board of Directors may exchange one share of the Company’s common stock for each outstanding Right (other than Rights owned by such person or group, which would become null and void). The Second A&R Rights Agreement also includes a qualifying offer provision with a stockholder redemption feature. The expiry date of the Second A&R Rights Agreement is April 8, 2029.

The Company’s Board of Directors adopted the Second A&R Rights Agreement and prior versions of the Rights Agreement to enable all stockholders of the Company to realize the full potential value of their investment in the Company. The Second A&R Rights Agreement is designed to prevent any individual stockholder or group of stockholders from gaining control of the Company through open market accumulation without paying a control premium to all stockholders or by otherwise disadvantaging other stockholders. The Second A&R Rights Agreement is not intended to prevent a takeover or deter fair offers for securities of the Company that deliver value to all stockholders on an equal basis. It is designed, instead, to encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

The Company’s Board of Directors may consider an earlier termination of the Second A&R Rights Agreement if market and other conditions warrant.

Anti-Takeover Effects of Provisions of our Amended and Restated Articles of Incorporation, our Amended and Restated By-Laws and RMI Law

Our Amended and Restated Articles of Incorporation and Amended and Restated By-Laws contain a number of provisions relating to corporate governance and to the rights of stockholders. Certain of these provisions may be deemed to have a potential “anti-takeover” effect in that such provisions may delay, defer or prevent a change of control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by the stockholders. Examples of such provisions in our Amended and Restated Articles of Incorporation and Amended and Restated By-Laws relating to corporate governance and the rights of stockholders, certain of which may be deemed to have a potential “anti-takeover” effect include:

Authorized but Unissued or Undesignated Capital Stock. Our authorized capital stock consists of 100,000,000 authorized shares of common stock and 10,000,000 shares of preferred stock. A large quantity of authorized but unissued shares may deter potential takeover attempts because of the ability of our board of directors to authorize the issuance of some or all of these shares to a friendly party, or to the public, which would make it more difficult for a potential acquirer to obtain control of us. This possibility may encourage persons seeking to acquire control of us to negotiate first with our board of directors. The authorized but unissued stock may be issued by the board of directors in one or more transactions. In this regard, our Amended and Restated Articles of Incorporation grants the board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. Although our Amended and Restated Articles of Incorporation prohibits the board of directors, without the affirmative vote of at least a majority of the total voting power of our outstanding shares of capital stock entitled to vote on such matters, voting as a class, from issuing any preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of the Company more difficult or costly, the issuance of shares of preferred stock pursuant to the board of directors’ authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change of control. The board of directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law or our Amended and Restated Articles of Incorporation.

Action by Written Consent. Our Amended and Restated Articles of Incorporation, Amended and Restated By-Laws and Section 67 of the BCA provide that stockholder action can be taken by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted.

Special Meetings of Stockholders. Our Amended and Restated By-Laws provide that special meetings of our stockholders may be called only by the President or any Vice President, by resolution of the board of directors or by holders of not less than 25% of all outstanding shares entitled to vote on the matter for which the meeting is called. Our Amended and Restated By-Laws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

Advance Notice Procedures. Our Amended and Restated By-Laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the date of the immediately preceding annual meeting. In the event that the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder must be received no earlier than 90 days prior to the annual meeting and not later than the later of 60 days prior to the annual meeting or 10 days following the public announcement of the date of the annual meeting. Our Amended and Restated By-Laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

Super Majority Approval Requirements. Our Amended and Restated By-Laws provide that our board of directors, at any regular meeting or special meeting called for the purpose, and our stockholders, at any annual meeting or special meeting called for the purpose, may make, alter, amend or repeal our Amended and Restated By-Laws. However, our board of directors may not, without the affirmative vote of a majority of the outstanding stock entitled to vote on such matters, alter, amend or repeal certain provisions of our Amended and Restated By-Laws, including those relating to stockholder meeting quorum requirements, majority election of directors, notification of the nominations for the election of directors, special meetings of our board of directors, committees of the board of directors and amendments to the Amended and Restated By-Laws. Further, our board of directors may not, without the affirmative vote of the holders of two-thirds or more of the outstanding stock entitled to vote on such matters, alter, amend or repeal certain other provisions of our Amended and Restated By-Laws, including those relating to the calling of special meetings by stockholders and stockholder action by written consent.

The BCA provides generally that the affirmative vote of a majority of the outstanding shares then entitled to vote is required to amend a corporation’s articles of incorporation, unless the articles of incorporation requires a greater percentage. Our Amended and Restated Articles of Incorporation provides that specified provisions, including those relating to amendment of our Amended and Restated Articles of Incorporation and the procedures by which any action required or permitted to be taken by holders of common stock may be performed, may only be amended or repealed by the affirmative vote of two-thirds (2/3) of the combined voting power of the outstanding shares of our capital stock.

The combination of these provisions may make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain or discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

Exclusive Forum

Our Amended and Restated By-Laws provide that unless we consent in writing to the selection of an alternate forum, the State and Federal Court located in the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees, (iii) any action asserting a claim against us arising pursuant to the BCA or (iv) any action asserting a claim against us that is governed by the bylaws, in all cases subject to the court having personal jurisdiction over the parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in our shares of common stock shall be deemed to have notice of and consented to the forum provisions in our Amended and Restated By-Laws.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the BCA, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the appropriate court. See “Description of Capital Stock—Exclusive Forum” above.

Stockholders’ Derivative Actions

Under the BCA, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Limitations on Liability and Indemnification of Officers and Directors

Under the BCA, a Marshall Islands corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to or a witness in or is otherwise involved in any threatened, pending or completed action, suit, claim, inquiry or proceeding whether civil, criminal, administrative or investigative (including an action by or in the right of the corporation) and whether formal or informal, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation, or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust, nonprofit or other entity, including service with respect to employee benefit plans, against all liability and loss suffered, and expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with such action, suit or proceeding. The corporation shall be required to indemnify or advance expenses to such a person in connection with a proceeding commenced by the person against the corporation only if the commencement of such proceeding was authorized in the specific case by the Board of Directors or was brought to establish or enforce a right to indemnification under the bylaws, the corporation’s articles of incorporation, any agreement, the laws of the RMI or otherwise.

To the extent that a director or officer of a Marshall Islands corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding paragraphs, or in the defense of a claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized in the BCA.

In addition, a Marshall Islands corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him or her and incurred by him or her in such capacity whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of the BCA. The indemnification provisions of the BCA are not exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Our Amended and Restated Articles of Incorporation limits the liability of our directors to the fullest extent permitted by the BCA and requires that we will provide them with customary indemnification.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

PLAN OF DISTRIBUTION

The securities covered by this prospectus may be offered and sold by the selling stockholders, or by transferees, assignees, donees, pledgees or other successors-in-interest of such securities received from the selling stockholders, directly or indirectly through broker-dealers or agents on the NYSE or any other stock exchange, market or trading facility on which such securities are traded, or through private transactions. Our securities covered by this prospectus may be transferred, sold or otherwise disposed of by any one or more of the following methods:

•	ordinary brokerage transactions or transactions in which the broker solicits purchasers;

•	in transactions on applicable stock exchanges; or

•	in transactions on the over-the-counter market.

The selling stockholders may also sell securities under Section 4(a)(1) of the Securities Act, including transactions in accordance with Rule 144 promulgated thereunder, if available, rather than under this prospectus.

The selling stockholders may also transfer their shares, including by means of gifts, donations and contributions. Subject to certain limitations under rules promulgated under the Securities Act, this prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the shares received by them, directly or through broker-dealers or agents and in private or public transactions.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser), as the case may be, in amounts to be negotiated.

The selling stockholders may sell the securities at market prices prevailing at the time of sale, at negotiated prices, at fixed prices or without consideration by any legally available means. The aggregate net proceeds from the sale of the securities will be the purchase price of such securities less any discounts, concessions or commissions received by broker-dealers or agents. We will not receive any proceeds from the sale of any securities by the selling stockholders.

The selling stockholders and any broker-dealers or agents who participate in the distribution of our securities may be deemed to be “underwriters” within the meaning of the Securities Act. Any commission received by such broker-dealers or agents on the sales and any profit on the resale of securities purchased by broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. As a result, we have informed the selling stockholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling stockholders in the market and which may limit the timing of purchases and sales by the selling stockholders and any other relevant person of any of the common stock. The selling stockholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our securities against certain liabilities, including liabilities arising under the Securities Act.

The selling stockholders are acting independently of us in making decisions with respect to the timing, price, manner and size of each sale of securities held by them. We have not engaged any broker-dealer or agent in connection with the sale of securities held by the selling stockholders, and there is no assurance that the selling stockholders will sell any or all of their securities. We have agreed to make available to the selling stockholders copies of this prospectus and have informed the selling stockholders of the need to deliver copies of this prospectus to purchasers prior to any sale to them.

Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all expenses of the registration of the securities to be sold by certain selling stockholders, including, without limitation, Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all selling commissions, if any.

Once sold under this registration statement, the securities will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Reeder & Simpson, P.C., a Marshall Islands law firm, and the validity of the rights attaching thereto will be passed upon for us by Wachtell, Lipton, Rosen & Katz.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025, and the effectiveness of our internal control over financial reporting as of December 31, 2025, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. For further information about us, our common stock and other information set forth herein, reference is made to the registration statement and exhibits and schedules filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is subject to, and qualified in its entirety by, reference to the applicable contract or other document filed herewith.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information concerning issuers that file electronically with the SEC, including us. We also maintain a website at www.intlseas.com that contains information concerning us, including the reports we file with the SEC. The information contained or referred to on our website is not incorporated by reference in this prospectus and is not a part of this prospectus.

We also make available on our website our corporate governance guidelines, code of business conduct and ethics, insider trading policy, human rights policy, anti-money laundering policy, anti-bribery and corruption policy, incentive compensation recoupment policy and charters of the audit committee, human resources and compensation committee, sustainability and safety committee and corporate governance and risk assessment committee of our board of directors. Information on, or accessible through, our website is not part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be part of this prospectus.

We incorporate by reference the documents listed below, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:

•	Our Annual Report on Form 10-K, filed with the Commission on February 26, 2026;

•	Our Quarterly Reports on Form 10-Q for the first, second and third quarters of 2026, filed with the Commission on May 7, 2026, August 10, 2026 and November 5, 2026, respectively;

•	Our Proxy Statement, filed with the Commission on April 29, 2026 (solely to the extent specifically incorporated by reference into our Annual Report on Form 10-K, filed with the Commission on February 26, 2026);

•	Our Current Reports on Form 8-K, filed with the Commission on January 27, 2026, March 31, 2026, April 9, 2026, May 11, 2026, June 12, 2026, October 16, 2026, October 21, 2026, November 3, 2026 and November 5, 2026;

•	The description of our rights plan contained in our Registration Statement on Form 8-A filed with the SEC on May 9, 2022 under Section 12(b) of the Exchange Act, as amended by Amendment No. 1 on Form 8-A/A filed with the SEC on April 11, 2023 and Amendment No. 2 on Form 8-A/A filed with the SEC on April 9, 2026, including any amendments or reports filed for the purpose of updating such description; and

•	The description of our common stock contained in Exhibit 4.4 to our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 27, 2025, including any further amendments thereto or reports filed for the purposes of updating such description.

We also incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and until the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information contained in such filings that is deemed “furnished” in accordance with SEC rules, unless such information is expressly incorporated herein by a reference in such filings. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

The documents incorporated by reference in this prospectus contain important information about us and our financial condition. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information included in any accompanying prospectus supplement or post-effective amendment will supersede this information.

Statements contained in this registration statement or any accompanying prospectus supplement as to the contents of any contract or other document that is filed or incorporated by reference as an exhibit to the registration statement are not necessarily complete and we refer you to the full text of the contract or other document filed or incorporated by reference as an exhibit to the registration statement.

Our filings are available on our website at www.intlseas.com. Information on, or accessible through, our website is not part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website. We will provide without charge to each person to whom this prospectus and any accompanying prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above that have been incorporated by reference into this prospectus and any accompanying prospectus supplement. Requests for such documents should be directed to International Seaways, Inc., 600 Third Avenue, 39th Floor, New York, New York 10016, Attention: Investor Relations, (212) 578-1635.

INTERNATIONAL SEAWAYS, INC.

Common Stock

PROSPECTUS

November 5, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated fees and expenses payable by the registrant in connection with the resale of our common stock by the selling stockholders, other than any estimated discounts and commissions. All amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$15,340
Legal fees and expenses	10,000
Accounting fees and expenses	15,000
Printing, engraving, Edgarization and filing expenses	5,000
Miscellaneous	5,000
Total	$50,340

Item 15.	Indemnification of Directors and Officers.

Section 60 of the BCA provides that a corporation may indemnify directors and officers as well as other employees and individuals of such corporation against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our Amended and Restated Articles of Incorporation and Amended and Restated By-Laws provide for indemnification of directors and officers to the fullest extent permitted by law, including payment of expenses in advance of resolution of any such matter. Our Amended and Restated Articles of Incorporation eliminates the potential personal monetary liability of our directors to the Company or its stockholders for breaches of their duties as directors except as otherwise required under the BCA.

In addition, we have entered into separate indemnification agreements with certain of our directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements also provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law.

Section 60(7) of the BCA provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the BCA. We maintain insurance policies that provide coverage to our directors and officers against certain liabilities.

Indemnification Under the Transaction Agreement

The Transaction Agreement provided that, for a period of six years following the completion of the Merger (or, if later, the date of the final disposition of certain indemnified proceedings described below), we and the surviving company of the Merger will indemnify and hold harmless the then-present and former officers and directors of Bruton or any of its subsidiaries against any costs or expenses (including, subject to receipt of any undertaking required by applicable law, advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each such person), judgments, fines, losses, fees, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened litigation, claim, action, suit, hearing, arbitration, audit, inspection, investigation or other proceeding arising out of or pertaining to the fact that such person is or was an officer or director of Bruton or any of its subsidiaries or is or was serving at the request of Bruton as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, whether asserted or claimed prior to, at or after the effective time of the Merger to the fullest extent permitted by the BCA or any other applicable law or provided under the memorandum of association, bye-laws and any other governing documents of Bruton in effect on the date of the Transaction Agreement.

Item 16.	Exhibits.

The list of exhibits is set forth beginning on page II-6 of this Registration Statement and is incorporated herein by reference.

Item 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

1.            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.            That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5.            That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of such undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

6.            That, for purposes of determining any liability under the Securities Act of 1933, each filing of International Seaways, Inc.’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 5, 2026.

INTERNATIONAL SEAWAYS, INC.

By:	/s/ Lois K. Zabrocky
Lois K. Zabrocky
Director, President and Chief Executive Officer

Each director of International Seaways, Inc. whose signature appears below constitutes and appoints Lois K. Zabrocky, Jeffrey D. Pribor and James D. Small III, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and any additional Registration Statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Lois K. Zabrocky	President and Chief Executive Officer; Director	November 5, 2026
Lois K. Zabrocky	(principal executive officer)

/s/ Jeffrey D. Pribor	Senior Vice President and	November 5, 2026
Jeffrey D. Pribor	Chief Financial Officer (principal financial and accounting officer)

/s/ Ian T. Blackley	Chair of the Board of Directors	November 5, 2026
Ian T. Blackley

/s/ Darron M. Anderson	Director	November 5, 2026
Darron M. Anderson

/s/ Timothy J. Bernlohr	Director	November 5, 2026
Timothy J. Bernlohr

/s/ A. Kate Blankenship	Director	November 5, 2026
A. Kate Blankenship

/s/ Randee E. Day	Director	November 5, 2026
Randee E. Day

/s/ David I. Greenberg	Director	November 5, 2026
David I. Greenberg

/s/ Kristian K. Johansen	Director	November 5, 2026
Kristian K. Johansen

/s/ Craig H. Stevenson, Jr.	Director	November 5, 2026
Craig H. Stevenson, Jr.

EXHIBIT INDEX

Exhibit Number	Description
2.1	Separation and Distribution Agreement, dated November 30, 2016, by and between Overseas Shipholding Group, Inc. and International Seaways, Inc. (filed as Exhibit 2.1 to International Seaways, Inc.’s Current Report on Form 8-K dated December 2, 2016 and incorporated herein by reference; (schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K; the Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request)).

2.2	Form of Exchange and Support Agreement, dated October 16, 2026, by and among International Seaways, Inc., International Seaways Operating Corporation Ltd. and the Bruton Limited shareholders party thereto (filed as Exhibit 2.1 to International Seaways, Inc.’s Current Report on Form 8-K dated October 16, 2026 and incorporated herein by reference; (schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K; the Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request)).

2.3	Transaction Agreement, dated October 16, 2026, by and among International Seaways, Inc., Bravo Ltd. and Bruton Limited (filed as Exhibit 2.2 to International Seaways, Inc.’s Current Report on Form 8-K dated October 16, 2026 and incorporated herein by reference; (schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K; the Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request)).

2.4	Statutory Merger Agreement, dated October 16, 2026, by and among International Seaways, Inc., Bravo Ltd. and Bruton Limited (filed as Exhibit 2.3 to International Seaways, Inc.’s Current Report on Form 8-K dated October 16, 2026 and incorporated herein by reference).

3.1	Amended and Restated Articles of Incorporation of International Seaways, Inc. (filed as Exhibit 3.1 to International Seaways, Inc.’s Current Report on Form 8-K dated December 2, 2016 and incorporated herein by reference).

3.2	Amended and Restated By-Laws of International Seaways, Inc. (filed as Exhibit 3.2 to International Seaways, Inc.’s Current Report on Form 8-K dated December 2, 2016 and incorporated herein by reference).

4.1	Second Amended and Restated Rights Agreement, dated April 9, 2026, between International Seaways, Inc. and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent, which includes the form of Rights Certificate as Exhibit A and the Summary of Rights to Purchase Common Stock as Exhibit B (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated April 9, 2026 and incorporated herein by reference).

5.1*	Opinion of Reeder & Simpson, P.C.

5.2*	Opinion of Wachtell, Lipton, Rosen & Katz

23.1*	Consent of Reeder & Simpson, P.C. (included in Exhibit 5.1).

23.2*	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.2).

23.3*	Consent of Ernst & Young LLP.

24*	Power of Attorney (included on signature page).

107*	Filing Fee Table.

*	Filed herewith.